Exhibit 17.02
CDSI HOLDINGS INC.
100 S.E. Second Street
Miami, Florida 33131
Attn: Board of Directors

Re:  Resignation

I hereby resign as a Director of CDSI Holdings Inc. (the “Company”), effective immediately upon the Effective Time (as defined in the Merger Agreement and Plan of Reorganization, dated as of July 27, 2011, as amended on September 8, 2011, among the Company, CDSI Merger Sub, Inc., SG Blocks, Inc. (‘SG Blocks”) and certain of the stockholders of SG Blocks.

/s/ Robert Lundgren
Robert Lundgren

Dated the 19th day of October, 2011